Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 19, 2008
CLARCOR REPORTS FIRST QUARTER 2008 RESULTS
SALES IN 2008 GREW BY 19% AND
OPERATING PROFIT BY 18% COMPARED TO 2007
Unaudited Fiscal First Quarter 2008 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%
	3/1/08	3/3/07	Change
Net Sales	$250,181	$209,530	19.4
Operating Profit	$27,739	$23,581	17.6
Net Earnings	$16,149	$16,373	(1.4)
Diluted Earnings Per Share	$0.32	$0.32	0.0
Average Diluted Shares Outstanding	51,211,190	51,955,610	(1.4)
First Quarter 2008 Operating Review
     FRANKLIN, TN, Wednesday, March 19, 2008—CLARCOR Inc. (NYSE: CLC) today reported results for the first quarter ended March 1, 2008. Sales in the first quarter of 2008 rose by $41 million, a 19% increase compared to the first quarter of 2007. Operating profit increased by 18% compared to the same quarter in 2007. Foreign currency fluctuations favorably impacted sales and operating profit by $6 million and $1 million, respectively, for the most recent quarter.
Net earnings declined by 1% and diluted earnings per share was unchanged from the first quarter in 2008 compared to the first quarter due to a $2.4 million charge to interest expense this quarter. During the quarter we entered into an interest rate swap to fix the interest rate we will pay for the next two years on borrowings of $100 million. We recorded a mark to market adjustment for this swap in the first quarter for $2.4 million that will reverse and reduce interest expense for the next seven quarters. The actual impact of this charge will have no effect on net earnings or earnings per share over the two year period. In addition, we will benefit from reducing the impact of interest rate fluctuations for the next two years. Excluding this charge, net earnings would have increased by 9% and earnings per share would have been $0.35 for the quarter.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We are very pleased with our first quarter operating results. Excluding the Peco acquisition, organic sales growth was 7% and operating profit growth was 17% compared to last year.
Despite a clearly slowing U.S. economy, our first quarter performance was strong and was primarily driven by the following:
•	Double-digit sales growth in our non-U.S. heavy-duty engine filter business, both in local currency and in U.S. dollars.

•	Double-digit sales growth in our air quality and dust collector business, both domestically and overseas.

•	Continuing strong world-wide demand for our oil and gas filter products.

•	Significant improvement this quarter in our packaging business.
“Though not growing at the same pace, most of our other businesses also reported continuing sales growth, including domestic heavy-duty engine and railroad filtration, fiber and resin filtration, and aviation fuel and aerospace filtration products. With increasing sales, we were able to leverage our cost structure resulting in even faster growth in operating profit. We are also pleased that operating margins in the first quarter of 2008 improved in each of our business segments from 2007 even after an additional $27 million in sales from Peco at very little operating profit. Excluding the Peco acquisition, operating margins rose to 12.3% for the quarter from 11.3% in the first quarter of 2007.
“I think this quarter’s results demonstrate clearly the benefit from the many investments we have made over the last 15 years to expand our portfolio of filtration companies. Historically, CLARCOR’s growth was driven by our domestic heavy-duty engine and railroad business, supported by our aviation fuel and aerospace product lines. This quarter’s growth was driven by our oil and gas businesses, our non-U.S. businesses and our air filtration system products. Our diversification into many different, though complementary, filtration lines has resulted in an operation with increasingly stable sales and profits. We have maintained our focus on the filtration aftermarket which provides a strong base of recurring revenues. In addition, the breadth of the filtration product lines we sell increases our ability to grow as almost any filtration opportunity, whether from the development of additional product lines or from a possible acquisition, will fit within CLARCOR.
“The acquisition of Peco in the first quarter of fiscal 2008 added $27 million to sales. Peco contributed approximately $200,000 to operating profit in the first quarter of 2008 due to the costs of the transition and the impact of purchase accounting adjustments. One of these adjustments, which will affect only this quarter, was a one-time increase in cost of sales of $1.5 million in the first quarter arising from manufacturing profit in inventory at the date of the acquisition. Based upon the current backlog and product demand, we expect Peco’s sales, operating profit and operating margin for fiscal 2008, excluding purchase accounting adjustments, to exceed what it had achieved as a private company in its last fiscal year prior to the acquisition. For its fiscal year ended May 2007, Peco reported sales of $102 million and operating profit of $12 million. We continue to expect that Peco will be accretive to diluted earnings per share this year.

“The Peco acquisition transition is progressing well. Demand for Peco’s vessels and filter elements for gas transmission facilities is very strong and the backlog continues to increase. Demand is coming from both U.S. and overseas customers, particularly throughout Asia. We have had many meetings between our Facet and Peco operations and see numerous sales opportunities, including potential sales in industrial and waste water filtration that we would otherwise be unable to achieve. We believe that the technical and distribution synergies from combining Peco and Facet will be significant. For example, we are working to develop enhanced Peco oil and gas filters manufactured using our nanofiber technology. We are also working to utilize Peco’s proprietary Peach® filter media to produce a new line of heavy-duty engine fuel filters for our Engine/Mobile businesses.
“The restructuring of our CLC Air business is proceeding. We believe that the decline in sales that we experienced last year is largely over. Sales in the first quarter of 2008 were slightly below the same quarter in 2007. As we have noted, over the first six months of last year we eliminated several unprofitable customers so we had expected very little sales growth this quarter. We incurred an operating loss at CLC Air this quarter, but this was also expected. For the rest of 2008, we expect significantly improved performance at CLC Air. The equipment delays we encountered last year are largely over and we expect to see improving productivity in our manufacturing operations leading to a substantially lower cost structure, primarily in reduced labor and freight costs, as the year progresses. So far we have spent over $10 million for new equipment and expect to purchase an additional $4 to $5 million over the rest of this year.
“We have not changed our expectations regarding the CLC Air restructuring. We still expect operating profit to improve by approximately $10 million from 2007; to achieve a $14 million improvement in operating profit by the end of 2009; and to continue to drive towards our ultimate goal of a 10% operating margin for this business.
“Our Packaging segment improved significantly from the same period last year which was an unusually difficult quarter. The improvement from last year is due to increased sales of decorated metal and plastic packaging to confectionary, spice and tobacco companies. I need to point out though that the first quarter is normally this segment’s slowest and not necessarily indicative of performance during the next three quarters. However, we are very optimistic that 2008 will be a good year for J.L. Clark and more reflective of its results in 2005 and 2006 than its 2007 results.
“Other expense increased this quarter primarily due to increased interest expense related to the Peco acquisition and the $2.4 million interest charge related to an interest rate swap we entered into during the quarter. The $2.4 million charge will reverse over the next two years and reduce interest expense by the same amount. Early in the quarter, we renegotiated our borrowing arrangements with a consortium of banks, raising our line of credit from $165 million to $250 million while also lowering the interest rate we are charged on any outstanding borrowings.
“Our tax rate in the first quarter at 32.8% was slightly lower than will be the case for the rest of 2008. In the first quarter, we recorded a $400,000 tax benefit related to a refund we received in one of our overseas subsidiaries arising from changes in certain tax regulations.
“Cash flows from operating activities increased by over 9% this quarter compared to last year’s quarter. Cash dividends increased by nearly 11%. During the quarter, we repurchased 1,000,000 shares of our common stock at an average price of $37.26 per share. Share repurchases in future quarters will depend on cash availability, acquisition opportunities and the market price of our common stock. Capital expenditures this year are expected to be approximately $40 million to $50 million compared to $37 million in 2007. Much of this expenditure is due to the HVAC restructuring program, expansion programs for new products and production lines, and new warehouse and inventory management systems.
“We still expect that 2008 earnings per share will be in the $1.85 to $2.05 range. This estimate is unchanged from our estimate in January. We are concerned regarding the strength of the U.S. economy for the rest of 2008, but we still expect that CLARCOR will record higher sales and higher net earnings than in 2007 and that 2008 will be our 16th consecutive record year.”
CLARCOR will be holding a conference call to discuss the first quarter results at 9:00 a.m. CDT on March 20, 2008. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 5614862. The replay will be available through March 27, 2008 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, financial performance measures related to Peco and the Company, the estimated financial impact of the Peco transaction on the Company’s earnings, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. These risks include the failure to realize the economic and strategic benefits of the Peco transaction. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2007 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW

CLARCOR 2008 UNAUDITED FIRST QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Three Months
For periods ended March 1, 2008 and March 3, 2007	2008	2007
Net sales	$250,181	$209,530
Cost of sales	173,626	148,550

Gross profit	76,555	60,980
Selling and administrative expenses	48,816	37,399

Operating profit	27,739	23,581
Other income (expense)	(3,509)	261

Earnings before income taxes and minority interests	24,230	23,842
Income taxes	7,941	7,418

Earnings before minority interests	16,289	16,424
Minority interests in earnings of subsidiaries	(140)	(51)

Net earnings	$16,149	$16,373

Net earnings per common share:
Basic	$0.32	$0.32

Diluted	$0.32	$0.32

Average shares outstanding:
Basic	50,595,412	51,289,477
Diluted	51,211,190	51,955,610
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 1,	December 1,
	2008	2007
Assets
Current assets:
Cash and cash investments	$43,170	$36,059
Short-term investments	5,454	4,884
Accounts receivable, net	187,800	166,912
Inventories	157,073	135,846
Other	33,166	28,219

Total current assets	426,663	371,920
Plant assets, net	191,442	169,212
Acquired intangibles, net	321,282	177,927
Pension assets	8,722	8,341
Other assets	10,964	11,735

	$959,073	$739,135

Liabilities
Current liabilities:
Current portion of long-term debt	$264	$94
Accounts payable and accrued liabilities	136,580	109,619
Income taxes	7,659	4,458

Total current liabilities	144,503	114,171
Long-term debt	127,418	17,329
Long-term pension liabilities	16,962	15,104
Other liabilities	61,860	36,801

	350,743	183,405
Shareholders’ Equity	608,330	555,730

	$959,073	$739,135

SUMMARY CASH FLOWS
(Dollars in thousands)

	Three Months
	2008	2007
From Operating Activities
Net earnings	$16,149	$16,373
Depreciation	6,636	5,503
Amortization	1,195	784
Stock compensation expense	2,009	910
Excess tax benefits from stock compensation	(966)	(1,823)
Changes in short-term investments	(570)	745
Changes in assets and liabilities, excluding short-term investments	1,590	991
Other, net	159	470

Total provided by operating activities	26,202	23,953

From Investing Activities
Plant asset additions	(8,137)	(7,832)
Business acquisitions	(75,073)	(6,577)
Other, net	(702)	(79)

Total used in investing activities	(83,912)	(14,488)

From Financing Activities
Net proceeds under line of credit	110,000	—
Reduction of long-term debt	(7,240)	(17)
Cash dividends paid	(4,125)	(3,718)
Excess tax benefits from stock compensation	966	1,823
Purchase of treasury stock	(37,260)	—
Other, net	2,307	2,416

Total provided by financing activities	64,648	504

Effect of exchange rate changes on cash	173	18

Change in Cash and Cash Investments	$7,111	$9,987

5

CLARCOR 2008 UNAUDITED FIRST QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended
	March 1,	March 3,
	2008	2007
Net sales by segment:
Engine/Mobile Filtration	$105,109	$96,696
Industrial/Environmental Filtration	126,422	96,239
Packaging	18,650	16,595

	$250,181	$209,530

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$20,277
Industrial/Environmental Filtration	4,285	2,874
Packaging	1,112	430

	$27,739	$23,581

Operating margin by segment:
Engine/Mobile Filtration	21.3%	21.0%
Industrial/Environmental Filtration	3.4%	3.0%
Packaging	6.0%	2.6%

	11.1%	11.3%

###

6